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                                    Exhibit 2

The Reporting Persons are identified below:

Lexington Funding, LLC is a California limited liability company.

The Amended and Restated Gonda Family Trust dated April 1, 1993 is a California trust.

Louis Gonda is a U.S. citizen, the Trustee under the Amended and Restated Gonda Family Trust dated April 11, 1993 and the indirect beneficial owner of all or substantially all of the equity interests of Lexington Funding, LLC.